UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NCR VOYIX CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2026

The following information supplements and amends the proxy statement of NCR Voyix Corporation (the “Company”) filed with the U.S. Securities and Exchange Commission on April 21, 2026 (the “Proxy Statement”) and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2026 Annual Meeting of Stockholders of the Company to be held on June 3, 2026 and any postponement or adjournment thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

The Company is filing this Supplement to clarify the treatment of abstentions with respect to Proposal 4.

Voting Standard for Proposal 4

The text below replaces, in its entirety, the paragraph under the heading “Vote Required for Approval” on page 71 of the Proxy Statement:

Under applicable Maryland law and the Company’s charter and bylaws, an affirmative vote of the majority of all the votes cast by our Stockholders (via attendance at the virtual Annual Meeting or by proxy) is required to approve the 2026 Stock Incentive Plan. Holders of our Series A Convertible Preferred Stock will vote on an “as-converted” basis and will vote together as a single class with holders of our common stock. Under Maryland law, abstentions and broker “non-votes” will not be counted as votes cast and will have no effect on the approval of this proposal.

The text below replaces, in its entirety, footnote (2) to the table under the heading “What vote is required to approve each proposal?” on page 95 of the Proxy Statement:

Under Maryland law, abstentions and broker “non-votes” will not be counted as votes cast and will have no effect on the results of the votes in the election of directors, the Say on Pay proposal, the proposal to ratify the appointment of our independent registered accounting firm, and the proposal to approve the NCR Voyix Corporation 2026 Stock Incentive Plan.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 94 in the Proxy Statement for instructions on how to do so.